SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2007

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2007, Progenics Pharmaceuticals, Inc. (the “Company”) executed an employment contract with Paul J. Maddon M.D., Ph.D., under which he will continue to serve as its Chief Executive Officer and Chief Science Officer, effective July 1, 2007 (the “2007 Agreement”). The 2007 Agreement is for a term of one year commencing on July 1, 2007 and will be automatically renewed for additional one-year periods each July 1, beginning July 1, 2008, provided Dr. Maddon is not in material default on that date and each succeeding July 1 and unless either the Company or Dr. Maddon gives written notice to the other, within 90 days prior to termination of the then-current term, of its intention not to renew. Dr. Maddon’s base salary of $600,000 through December 31, 2007 will be increased cumulatively for each calendar year beginning on January 1, 2008 by 3% (or such higher percentage as determined by the Company’s Board of Directors (the “Board”) in its sole discretion). In addition, Dr. Maddon is entitled to receive an annual bonus payment, as determined by the Board, in accordance with an annual bonus plan that uses target bonuses, and a grant of equity-based compensation, in the form of stock options and/or restricted stock, as proposed by the Board and agreed to by Dr. Maddon. The 2007 Agreement contains covenants not to compete and not to disclose confidential information, as defined, and provisions for (a) the acceleration of vesting of equity-based compensation upon a change in control, as defined, and (b) cash payments and vesting of equity-based compensation upon termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.

By:  /s/ ROBERT A. MCKINNEY
    Robert A. McKinney
    Chief Financial Officer, Senior Vice President,
    Finance & Operations and Treasurer

Date: January 7, 2008